Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of Tilray, Inc. (this “Registration Statement”) of our report dated July 28, 2022 relating to the consolidated financial statements and effectiveness of internal control over financial reporting of Tilray Brands Inc., which is filed as part of the Annual Report on Form 10-K of Tilray Brands, Inc. dated July 28, 2022, which is incorporated by reference in this Registration Statement.

/s/ PricewaterhouseCoopers LLP

Chartered Professional Accountants, Licensed Public Accountants

Toronto, Canada

August 9, 2022

PricewaterhouseCoopers LLP

PwC Tower, 18 York Street, Suite 2600, Toronto, Ontario, Canada M5J 0B2

T: +1 416 863 1133, F: +1 416 365 8215